EX 99.6
Contact: Alisa Rosenberg
(914) 640-5214
STARWOOD HOTELS & RESORTS WORLDWIDE, INC. ANNOUNCES CLOSING OF SALE OF
HOTEL PORTFOLIO TO HOST
WHITE PLAINS, NY – (BUSINESS WIRE) – April 10, 2006 – Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) (“Starwood”) announced today that it has closed on a sale of 28 hotels – including hotels under the Sheraton, W, Westin, St. Regis and Luxury Collection brands – to Host Marriott Corporation (NYSE: HMT) (“Host”). The hotels will remain in the Starwood system and continue to be managed by Starwood under long-term management agreements.
The total value of the transaction for the 35 hotels in the entire portfolio (including cash, stock, and the assumption of debt) is approximately $4.23 billion. Starwood shareholders have directly received $2.8 billion or 66% of the proceeds in the form of Host stock valued at $2.68 billion based on Host’s $20.53 closing price on Friday, April 07, 2006, and $119 million in cash. Starwood has received approximately $738 million today, $600 million in cash, $77 million in the form of property level debt which Host has assumed and $61 million in Host stock. The remaining proceeds relate to seven hotels in Europe and Asia, where the closing has been deferred as a result of certain notice periods and consents that have not yet lapsed or been received. These proceeds will be received by Starwood in the form of $661 million in cash and $31 million in the form of property level debt which Host will assume when those sales are closed. As provided for in the merger agreement, Starwood previously elected to remove 3 Canadian hotels from the original portfolio and reduced the cash portion of the transaction by approximately $276 million, because Starwood was unable to receive a favorable tax ruling.
“We are very pleased that we have completed the sale of these hotels to Host at an attractive price and were able to return 66% of the proceeds directly back to our shareholders,” said Steven J. Heyer, Starwood Chief Executive Officer. “We have entered into great, long-term management contracts on these hotels with an excellent partner. This transaction represents a major milestone as we evolve our business to balance asset ownership with our fee based business, while continuing to drive growth in our vacation ownership business. We have created a higher growth, more capital efficient and less cyclical business with tremendous balance sheet flexibility to fund growth and return additional value to our shareholders.”
Portfolio of hotels

North America
Sheraton	Location	# of Rooms
Sheraton San Diego Hotel & Marina	San Diego, CA	1,044
Sheraton Boston Hotel	Boston, MA	1,216
Sheraton New York Hotel & Towers	New York, NY	1,746
Sheraton Hotel Parsippany	Parsippany, NJ	370
Sheraton Indianapolis	Indianapolis, IN	560
Sheraton Needham Hotel	Needham, MA	247

North America
Sheraton	Location	# of Rooms
Sheraton Stamford Hotel	Stamford, CT	448
Sheraton Providence Airport Hotel	Providence, RI	206
Sheraton Suites Tampa Airport	Tampa, FL	259
Sheraton Hotel Braintree	Braintree, MA	374
Sheraton Milwaukee Brookfield Hotel	Brookfield, WI	389
Sheraton Tucson Hotel & Suites	Tucson, AZ	216

Westin	Location	# of Rooms
Westin Grand, D.C.	Washington D.C.	263
Westin Indianapolis	Indianapolis, IN	573
Westin Seattle	Seattle, WA	891
Westin Waltham Boston	Boston, MA	346
Westin Mission Hills Resort	Rancho Mirage, CA	512
Westin Tabor Center	Denver, CO	430
Westin Cincinnati	Cincinnati, OH	456
Westin Los Angeles Airport	Los Angeles, CA	740
Westin South Coast Plaza	Costa Mesa, CA	390

W	Location	# of Rooms
W New York	New York, NY	688
W Seattle	Seattle, WA	426

St. Regis	Location	# of Rooms
St. Regis Houston	Houston, TX	232

Other	Location	# of Rooms
Capitol Hill Suites	Washington D.C.	152

International
Sheraton	Location	# of Rooms
*Sheraton Skyline Hotel & CC	London, U.K.	350
Sheraton Warsaw Hotel & Towers	Warsaw, Poland	350
*Sheraton Roma Hotel & CC	Rome, Italy	634
Sheraton Santiago Hotel & CC	Santiago, Chile	379
*Sheraton Fiji Resort	Nadi, Fiji	281

Westin	Location	# of Rooms
*Westin Palace Madrid	Madrid, Spain	468
*Westin Palace Milan	Milan, Italy	228
*Westin Europa & Regina	Venice, Italy	185
*Westin Royal Denarau Resort	Nadi, Fiji	273

Luxury Collection	Location	# of Rooms
San Cristobal Tower	Santiago, Chile	139

*	Indicates one of the seven hotels that was deferred as a result of certain notice periods and consents that have not yet lapsed or been received.
Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with approximately 850 properties in more than 95 countries and 145,000 employees at its owned and managed properties. Starwood(R) Hotels is a fully integrated owner, operator and franchisor of hotels and resorts with the following internationally renowned brands: St. Regis(R), The Luxury Collection(R), Sheraton(R), Westin(R), Four Points(R) by Sheraton, W(R), Le Meridien(R) and the recently announced Aloft(SM). Starwood Hotels also owns Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwoodhotels.com.
**Please contact Starwood’s new, toll-free media hotline at (866) 4-STAR-PR (866-478-2777) for photography or additional information.**
(Note: This press release contains forward-looking statements within the meaning of federal securities regulations, including any statements as to whether or when the transaction with Host is expected to be consummated. Forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties and other factors that may cause actual results or events to differ materially from those anticipated at the time the forward-looking statements are made. These risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results and events will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.)

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